Exhibit 99.1

PRESS RELEASE

ArcLight Capital Acquires Substantially All of the Natural Gas Production and Midstream Assets from Energy Corporation of America and a Related Joint Venture

BOSTON, MA (November 30, 2017) — ArcLight Capital Partners announced today that its affiliate, Greylock Energy, has acquired substantially all of the gas production and midstream assets of Energy Corporation of America (“ECA”).  Simultaneously, Greylock Energy also completed a related transaction to acquire membership interests in First ECA Midstream, which owns several gathering and transmission pipeline systems in a joint venture with ECA.

Greylock Energy is supported by a $400 million equity commitment from ArcLight and certain co-investors to pursue gas production and midstream opportunities in Appalachia with a core focus on development of its existing West Virginia and Pennsylvania operations. The acquired assets include over 4,400 operated wells, ~713,000 net deep acres and 2,600 miles of gathering assets.

Greylock Energy will be led by Kyle Mork, the former CEO of ECA, with over 13 years of experience managing and operating gas production and development activities in Appalachia.  Mr. Mork will be joined by other former members of the ECA management team.  “We are excited to have ArcLight as our partner,” said Mr. Mork. “With the combination of ArcLight’s upstream and midstream experience, the acquired assets, and our skilled team, we have a solid foundation from which to grow our business.”

“We are very pleased to partner with Kyle and his team. They have decades of proven operating experience in Appalachia, which is key to executing the wealth of opportunities that come with the assets” added Dan Revers, Managing Partner and Founder of ArcLight. “The Marcellus is a world-class shale resource and this investment serves as an ideal platform for additional upstream and midstream growth opportunities in this important region.”

For more information, visit greylockenergy.com

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About ArcLight Capital Partners

ArcLight Capital Partners is one of the leading private equity firms focused on energy infrastructure investments.  Founded in 2001, ArcLight has helped pioneer an asset-based private equity approach to investing in the dynamic energy sector.  ArcLight has invested over $19 billion in more than 100 transactions since inception.  Based in Boston, the firm’s investment team employs a hands-on value creation strategy that utilizes its in-house technical, operational and commercial specialists as well as its 850-person asset management affiliate.  More information about ArcLight, as well as a complete list of ArcLight’s portfolio companies, can be found at http://www.arclightcapital.com.

Contacts

Matt Nelson

ArcLight Capital Partners, LLC

617-531-6360

Jennifer Vieweg

Greylock Energy

304-400-7304